CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
LSI SUBSIDIARY CORP.
WITH AND INTO
LSI LOGIC CORPORATION
Pursuant to Section 253 of the General Corporation Law of the State of Delaware
     LSI Logic Corporation, a Delaware corporation (“LSI Logic” or the “Corporation”), HEREBY CERTIFIES AS FOLLOWS;
     FIRST: LSI Logic is a corporation incorporated on December 5, 1986 pursuant to the General Corporation Law of the State of Delaware.
     SECOND: LSI Logic owns all of the outstanding shares of capital stock of LSI Subsidiary Corp., a corporation incorporated on March 26, 2007 pursuant to the General Corporation Law of the State of Delaware (“Subsidiary”).
     THIRD: LSI Logic, by the following resolutions of its Board of Directors, duly adopted at a meeting on April 2, 2007 and filed with the minutes of its Board of Directors, determined to merge Subsidiary with and into LSI Logic, and LSI Logic does hereby merge Subsidiary with and into LSI Logic effective as of the Effective Time (as defined below):
     WHEREAS, LSI Logic owns all of the outstanding shares of capital stock of Subsidiary;
     WHEREAS, LSI Logic desires, on behalf of itself and in its capacity as the sole stockholder of Subsidiary, to merge Subsidiary with and into LSI Logic pursuant to the provisions of Section 253 of the Delaware General Corporation Law; and
     WHEREAS, it is intended that the merger of Subsidiary with and into LSI Logic will constitute a liquidation under Section 332 of the Internal Revenue Code and/or a reorganization under Section 368(a) of the Internal Revenue Code.
     NOW, THEREFORE, BE IT RESOLVED, that Subsidiary merge (the “Merger”) with and into the Corporation;
     RESOLVED, that the Merger shall become effective on April 6, 2007 (the “Effective Time”) upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware General Corporation Law;
     RESOLVED, that, at the Effective Time, Subsidiary shall be merged with and into the Corporation, the separate existence of Subsidiary shall cease, and the Corporation shall continue as the surviving corporation of the Merger, and the Corporation, without further action, shall possess all the properties, rights, privileges, powers and franchises, public and private, of both the Corporation and Subsidiary, and shall be subject to all debts, liabilities, obligations, restrictions, disabilities and duties of both the Corporation and Subsidiary;
     RESOLVED, that the Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall remain the certificate of incorporation of the Corporation from and after the Effective Time, without change, until thereafter amended as provided by law or such certificate of incorporation; provided, however, that, effective as of the Effective Time, the name of the Corporation shall be changed from “LSI Logic Corporation” to “LSI Corporation” and Article I of the Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:
     “1. The name of the corporation is LSI Corporation (the “Corporation”).”
     RESOLVED, that the by-laws of the Corporation, as in effect immediately prior to the Effective Time, shall remain the by-laws of the Corporation from and after the Effective Time, without change, until thereafter amended as provided by law, the certificate of incorporation of the Corporation or such by-laws;
     RESOLVED, that the directors of the Corporation immediately prior to the Effective Time shall remain the directors of the Corporation from and after the Effective Time, without change, each to hold office in accordance with the certificate of incorporation and by-laws of the Corporation until their successors are duly elected or appointed and qualified or until their earlier, death, resignation or removal;
     RESOLVED, that the officers of the Corporation immediately prior to the Effective Time shall remain the officers of the Corporation from and after the Effective Time, without change, each to hold office in accordance with the certificate of incorporation and by-laws of the Corporation until their successors are duly elected or appointed and qualified or until their earlier, death, resignation or removal;
     RESOLVED, that, at the Effective Time, each issued and outstanding share of the Common Stock, par value $0.01 per share, of Subsidiary (“Subsidiary Common Stock”) held by the Corporation shall, without any action on the part of the Corporation or Subsidiary, be canceled without any conversion thereof or any consideration therefore and no payment or distribution shall be made with respect thereto, and each issued and outstanding share of the Common Stock, par value $0.01 per share, of the Corporation shall remain outstanding following the Effective Time without change;
     RESOLVED, that officers of the Corporation be, and each of them acting alone hereby is, authorized to make, execute and file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the Merger of Subsidiary with and into the Corporation and the Corporation’s assumption of Subsidiary’s obligations and the date of adoption thereof; and
     RESOLVED, that officers of the Corporation be, and each of them acting alone hereby is, authorized to take all other actions and to prepare, execute, deliver and file all other agreements, instruments, documents and certificates in the name and on behalf of the Corporation and to pay all such fees and expenses as they, or any one of them, may deem necessary, proper or advisable in order to effect the Merger, and that any actions of any officer of the Corporation authorized by the foregoing resolutions or that would have been authorized by any of the foregoing resolutions except such actions were taken prior to the adoption of these resolutions be, and they hereby are, ratified, approved and confirmed as actions of the Corporation.
     FOURTH: That anything herein or elsewhere to the contrary notwithstanding, the Merger may be amended or terminated and abandoned by the Board of Directors of LSI Logic at any time prior to the time that the Merger becomes effective.

     IN WITNESS WHEREOF, LSI Logic has caused this Certificate of Ownership and Merger to be signed by a duly authorized officer, and attested by its Corporate Secretary, this 4th day of April, 2007.

By:	/s/ Bryon Look
	Name:	Bryon Look
	Title:	Executive Vice President and Chief Financial Officer

ATTEST:
By:	/s/ Jean F. Rankin
	Name:	Jean F. Rankin
	Title:	Executive Vice President and General Counsel